UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2013

GOOD SAM ENTERPRISES, LLC

(Exact name of company as specified in its charter)

Delaware	000-22852	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069	(847) 229-6720
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On November 19, 2013, Good Sam Enterprises, LLC (the “Company”) announced the initial results for its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”). Approximately $213.6 million aggregate principal amount of the Notes were validly tendered and not validly withdrawn prior to 5:00 p.m., Eastern Standard Time (EST), on November 19, 2013 (the “Early Tender Deadline”).  Payment for Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline is expected to be made on or about November 20, 2013, subject to satisfaction of the conditions of the Tender Offer.

Substantially concurrently with the closing of the Company’s previously announced debt financing, the Company intends to irrevocably call for redemption on or about December 20, 2013 all of the Notes that were not tendered pursuant to the Tender Offer, at the redemption price of $1,086.25 for every $1,000 principal amount of Notes redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Prior to the completion of the redemption, the Company will satisfy and discharge the indenture governing the Notes by depositing the redemption price and accrued interest to, but not including, the redemption date in trust in accordance with the satisfaction and discharge provisions of the indenture. Following the redemption, no principal amount of Notes will remain outstanding.

The information contained in this filing is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01:                                       Financial Statements and Exhibits.

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:

Description of Exhibit	Exhibit No.

Press Release	99.1

SIGNATURES

GOOD SAM ENTERPRISES, LLC
(Company)

Date: November 20, 2013	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Executive Vice President
and Chief Financial Officer